Immediate
          Thomas G. Granneman
          314/877-7730


                  RALCORP HOLDINGS, INC. SIGNS LETTER OF INTENT
                         TO PURCHASE ONTARIO FOODS, INC.

ST. LOUIS, MO, AUGUST 30, 2000 Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it signed a letter of intent to purchase Ontario Foods, Inc., a producer of private label dry mixed products with approximately $50 million in sales. Under the terms of the letter of intent, Ontario Foods' parent, Genesee Corporation, has agreed to negotiate exclusively with Ralcorp regarding the purchase and sale of Ontario Foods. Terms of the transaction were not disclosed.

In addition to the parties executing a definitive agreement, the transaction is subject to approval by Genesee's shareholders and customary regulatory consents.

Ontario Foods, Inc. is based in Medina, New York and produces dry mixed products such as: instant iced tea; sweetened powdered drink mixes; hot chocolate mixes; artificial sweeteners (aspartame and sugar substitutes); dry soups (including bouillon), and dry prepared meals (noodles and sauce, rice and sauce and stuffing mixes).

With annualized sales of approximately $1.1 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.8 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.
                                       ###

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.